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                                                               EXHIBIT (a)(1)(C)

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FROM:               Ken Westrick, President and Chief Executive Officer
SUBJECT:            OFFER TO EXCHANGE OPTIONS
DATE:               June 1, 2001
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IMPORTANT NEWS -- PLEASE READ IMMEDIATELY. OFFER EXPIRES JUNE 29, 2001!

     The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options granted between June 1, 2000 and February 28, 2001 (except those supplemental options granted on November 21, 2000) the opportunity to exchange their outstanding stock options for options with exercise prices determined by the closing sales price of our common stock quoted on The Nasdaq National Market for the last market trading day prior to the grant dates (the "Offer"). We are making the Offer upon the terms and conditions described in the Offer to Exchange, this memorandum, the Election Form and the Notice to Change Election From Accept to Reject. Please read these documents carefully before you make any decisions regarding the Offer. This Offer expires at 9PM Pacific Daylight Time on June 29, 2001, unless extended by New Focus.

     If you elect to participate in this exchange, your existing unexercised stock options (the "Old Options") will be cancelled and, in exchange, shortly after we cancel your Old Options we will grant you a new option exercisable for shares equal to 30% of the aggregate number of shares subject to your Old Options (the "First New Option"). You will also receive a promise from New Focus (the "Promise to Grant A Stock Option") to issue a new option exercisable for shares equal to 70% of the aggregate number of shares subject to your Old Options (the "Second New Option" and, together with the First New Option, the "New Options"). The Second New Option will be granted on or about January 3, 2002. The New Options will be granted under the terms of our 2000 Stock Plan. This offer may be accepted or rejected as to each of your eligible option grants or none of your eligible option grants. There must be strict adherence to the following rules:

THE NEW OPTIONS

     1. All option grants cancelled pursuant to this program are eligible for the New Options.

     2. Each New Option will be priced at the fair market value on the date of grant, as determined by the closing price of our common stock quoted on The Nasdaq National Market for the last market trading day prior to the date of grant. If we do not extend this offer, we expect the closing price of our common stock on June 29, 2001 and January 2, 2002 be the exercise prices of the First New Option and the Second New Option, respectively. EITHER OR BOTH OF THESE EXERCISE PRICES MAY BE HIGHER, OR LOWER, OR THE SAME AS THE EXERCISE PRICE OF YOUR CANCELLED OPTIONS. IF THE EXERCISE PRICE OF THE NEW OPTIONS IS HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, SOME FINANCIAL BENEFIT OF THE OLD OPTIONS WILL BE LOST.

     3. The First New Option will vest as to 1/12 on the date which is one month after the date of grant and 1/12 each month thereafter until fully vested. The First New Option will expire eighteen (18) months after the grant date. The Second New Option will vest as to 1/48 on the date which is one month after the date of grant and 1/48 each month thereafter until fully vested. The Second New Option will expire ten (10) years after the grant date. The grants and vesting of each of the New Options are subject to your continued employment with New Focus.

     4. If your employment with New Focus terminates voluntarily OR involuntarily prior to July 2, 2001, you will not receive the First New Option or the Second New Option. If your employment with the Company terminates voluntarily after July 2, 2001, but on or prior to January 3, 2002, you will not receive the Second New Option.

     5. All other rules of the 2000 Stock Plan will be applied.
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ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

     1. All options granted between June 1, 2000 and February 28, 2001 (except for the supplemental options granted on November 21, 2000) are eligible for consideration for the New Options, assuming your election is received by 9PM Pacific Daylight Time on June 29, 2001 or, if we have extended the Offer, by the new expiration of the Offer.

     2. You may elect to cancel any of your outstanding, unexercised options granted between June 1, 2000 and February 28, 2001 (except for the supplemental options granted on November 21, 2000). If you elect to cancel an Old Option, it must be cancelled in its entirety.

     3.IF YOU ELECT TO CANCEL AN OPTION GRANT, AND YOU RECEIVED A SUPPLEMENTAL
       OPTION GRANT ON NOVEMBER 21, 2000 ASSOCIATED WITH THE OPTION GRANT YOU ARE ELECTING TO CANCEL, THEN THE SUPPLEMENT OPTIONS MUST ALSO BE CANCELLED. NEW OPTIONS WILL BE ISSUED TO REPLACE THE ORIGINAL OPTION GRANT. HOWEVER, NO NEW OPTIONS WILL BE ISSUED TO REPLACE THE SUPPLEMENTAL OPTION GRANT.

     4. If you participate in the option exchange, you may not be eligible for additional grants (other than the First New Option and the Second New Option) before January 3, 2002. In lieu thereof, we may issue additional Promises To Grant Stock Option(s).

     5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if you terminate employment and do not receive a First New Option and/or Second New Option.

     6. All New Options will be nonstatutory stock options.

     7. All rights to cancelled grants will be irrevocably forfeited.

     THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH NEW FOCUS REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR NEW FOCUS, WITH OR WITHOUT CAUSE OR NOTICE.

     All eligible employees intending to participate in the option exchange must complete a New Focus, Inc. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Gina Ahn at (408) 852-7944 by June 29, 2001, no later than 9 p.m. Pacific Daylight Time. You are required to make your election to "accept" the terms of the Offer to Exchange and identify the option grant(s) being cancelled if you wish to participate.

     New Focus will e-mail a confirmation of receipt within 2 business days of receiving your Election Form.

     IF YOUR ELECTION FORM IS RECEIVED AFTER 9 PM PACIFIC DAYLIGHT TIME ON JUNE 29, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

     Along with this memorandum, you are also receiving a more detailed document, entitled an Offer to Exchange, along with the Election Form and a Notice to Change Election From Accept to Reject, explaining the program in greater detail, which you should read carefully before deciding whether to participate in the Offer.

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